SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   ----------



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of Earliest Event Reported):              December 22, 1998



                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                      0-29230                  51-0350842
(State or other jurisdiction          (Commission             (I.R.S. Employer
    of incorporation)                 File Number)           Identification No.)


    575 Broadway, New York, New York                     10012
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code: (212)941-2988




                                 Not Applicable
           Former name or former address, if changed since last report



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Item 5.  Other Events

Acquisition of Talonsoft, Inc.

     In December 1998, we acquired all of the outstanding capital stock of Talonsoft, Inc. ("Talonsoft"), a corporation engaged in the business of developing software games. We issued an aggregate of 1,033,336 shares of Common Stock to the shareholders of Talonsoft, granted certain registration rights with respect to 258,334 of such shares and entered into employment agreements with John Davidson and James Rose, former shareholders of Talonsoft.

     The source of the consideration paid was authorized but unissued shares of Common Stock, and the amount of consideration paid was determined by arm's-length negotiations.

Acquisition of L.D.A. Distribution Limited and Joytech Europe Limited

     In February 1999, we acquired all of the outstanding capital stock of L.D.A. Distribution Limited ("LDA") and its subsidiary, Joytech Europe Limited, a company incorporated in the United Kingdom. We paid (pound)200,000 and issued 580,000 shares of Common Stock, subject to decrease under certain circumstances. We granted certain registration rights with respect to 270,000 shares.

     The source of the consideration paid was cash on hand and authorized but unissued shares of Common Stock. The amount of consideration paid was determined by arm's-length negotiations.

Purchase of Partnership Interest in Gathering of Developers I, Ltd.

     In February 1999, we purchased a 19.9% class A limited partnership interest in Gathering of Developers I, Ltd. ("Gathering"). We agreed to make a capital contribution to Gathering in the aggregate amount of $4 million, payable in six equal monthly installments of $667,000. The general partner and each class B limited partner of Gathering granted us an option to purchase their interests, exercisable on two separate occasions during the six-month periods ending April 30, 2001 and 2002. In consideration of the option grant, we issued to the general partner and the class B limited partners 125,000 shares of Common Stock. We also granted to the general partner and class B limited partners an option to purchase our class A limited partnership interest, exercisable during the six-month period ending April 30, 2003.




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Distribution Agreement with Gathering

     In February 1999, we entered into a distribution agreement (the "Agreement") with Gathering of Developers I, Ltd. ("Gathering") amending our May 1998 agreement with Gathering. Gathering granted the Company (i) the exclusive right to distribute in the United States and Canada all products designed by Gathering to operate on PC platforms and scheduled to be released by May 31, 2003; (ii) the exclusive right to publish in Europe all products designed by Gathering to operate on PC platforms and scheduled to be released by May 31, 2003; (iii) until recoupment of the advances described below, rights of first and last refusal for the exclusive worldwide publishing rights to any console version of products for which Gathering has publishing rights; and (iv) after recoupment of such advances, the rights of first and last refusal for publishing rights to any console port of any product for which Gathering has publishing rights and which was originally published by or on behalf of Gathering on the PC or other non-console platform.

     The agreement obligates us to pay Gathering recoupable advances of $12,500,000. The agreement is terminable by us with respect to a particular title in the event Gathering fails to deliver a title 60 days after its delivery date specified in the agreement or Gathering otherwise materially breaches the agreement. In any such event, Gathering is obligated to pay us the un-recouped portion of the advance attributable to a particular title. In addition, Gathering may terminate the agreement with respect to a particular title in the event we materially breach the agreement and, upon any subsequent two material breaches, may terminate the entire agreement.

Loan Agreement

     In February 1999, Jack of All Games, Inc. ("Jack"), our wholly-owned subsidiary, entered into a line of credit agreement with NationsBank, N.A. ("Nationsbank") which provides for borrowings of up to $35,000,000 through September 30, 1999 and $45,000,000 thereafter. Advances under the line of credit are based on a borrowing formula equal to the lesser of (i) the borrowing limit in effect at the time (i.e., $35,000,000 or $45,000,000) or (ii) 80% of eligible accounts receivable, plus 50% of eligible inventory. Interest accrues on such advances at NationsBank's prime rate plus .5% and is payable monthly. Borrowings under the line of credit are secured by all of Jack's accounts, inventory, equipment, general intangibles, securities and other personal property. In addition to certain financial covenants, the loan agreement limits or prohibits us from declaring or paying cash dividends, merging or consolidating with another corporation, selling assets (other than in the ordinary course of business), creating liens and incurring additional indebtedness. The line of credit expires on February 28, 2001.


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Item 7(c)         Exhibits.

                  Exhibit 1 - Agreement and Plan of Merger dated December 22, 1998 among the Company, the Subsidiary, Talonsoft and the shareholders of Talonsoft.

                  Exhibit 2 - Agreement for the Sale and Purchase of Share Capital dated February 3, 1999 between the Company and the shareholders of LDA.

                  Exhibit 3 - Securities Purchase Agreement dated February 8, 1999 by and among the Company T2 Developer, Inc., Gathering of Developers, Inc., Gathering and the limited partners of Gathering.

                  Exhibit 4 - Option Agreement dated February 8, 1999 between the Company, T2 Developer, Inc., Gathering, Gathering of Developers, Inc., and the limited partners of Gathering.

                  Exhibit 5 - Amended Distribution Agreement, dated as of February 8, 1999, by and between the Company and Gathering, PopTop Software, Inc., Terminal Reality, Inc., and Apogee Software, Inc./3D Realms.

                  Exhibit 6 - Revolving Credit Agreement, dated February 16, 1999 by and among Jack of All Games, Inc. NationsBank, N.A., The Provident Bank, and NationsBank, N.A., as Agent.


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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  February 23, 1999

                                     TAKE-TWO INTERACTIVE SOFTWARE, INC.



                                     By  /s/ Ryan A. Brant
                                         -----------------------------------
                                         Name:  Ryan A. Brant
                                         Title: Chairman








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